As filed with the Securities and Exchange Commission on January 19, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

RUBY TUESDAY, INC.

(Exact Name of Registrant as Specified in its Charter)

GEORGIA	63-0475239
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

150 WEST CHURCH AVENUE, MARYVILLE, TENNESSEE

37801

(Address of Principal Executive Offices)	(Zip Code)

2005 DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

Scarlett May, Esq.

General Counsel and Corporate Secretary

Ruby Tuesday, Inc.

150 West Church Avenue

Maryville, Tennessee 37801

(Name and Address of Agent For Service)

(865) 379-5700

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

M. Todd Wade, Esq.

Powell Goldstein LLP

One Atlantic Center

Suite 1400

1201 West Peachtree Street, NW

Atlanta, Georgia 30309

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations(1)	$5,000,000	100%	$5,000,000	$588.50

(1)                                  The deferred compensation obligations to which this Registration Statement relates arise under the Ruby Tuesday, Inc. 2005 Deferred Compensation Plan (the “Plan”) and are unsecured obligations of Ruby Tuesday, Inc. to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.

(2)                                  Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the amount of the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                   Plan Information.

The document(s) containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference to this Registration Statement, a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                                   Registrant Information and Employee Plan Annual Information.

Ruby Tuesday, Inc., a Georgia corporation (the “Registrant”), will furnish, without charge, to each person to whom the Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such documents are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to the attention of the General Counsel and Corporate Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801, telephone number (865) 379-5700.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                   Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference into this Registration Statement:

•                                           Annual Report on Form 10-K for the fiscal year ended June 1, 2004;

•                                           Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 2004 and August 31, 2004; and

•                                           Current Reports on Form 8-K filed on January 18, 2005, January 5, 2005 *, December 8, 2004*, November 24, 2004, October 4, 2004*, September 9, 2004*, and July 14, 2004*.

*                                         These reports contain information furnished to the SEC under Item 2.02 and/or Item 7.01 (or their predecessor Items prior to August 23, 2004) of Form 8-K which, pursuant to General Instructions B(2) and (6) of Form 8-K, is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Registrant is not subject to the liabilities imposed by that section.  The Registrant is not incorporating and will not incorporate by reference into this prospectus supplement past or future information or reports furnished or that will be furnished under Item 2.02 and/or Item 7.01 of Form 8-K.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.  Any statement in a document all or a portion of which is incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                   Description of Securities.

The following description of the deferred compensation obligations (each, an “Obligation”) of the Registrant under the Registrant’s 2005 Deferred Compensation Plan (the “Plan”) is qualified by reference to the Plan, which is included as Exhibit 4.1 to this Registration Statement.

Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

The Obligations incurred by the Registrant under the Plan will be unsecured general obligations of the Registrant to pay the compensation deferred in accordance with the terms of the Plan and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant.  Because the Registrant has subsidiaries, the right of the Registrant, and hence the right of creditors of the Registrant (including participants (each, a “Participant”) in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.

Under the Plan, the Registrant will provide Eligible Employees, defined as any person who is a “highly compensated employee” within the meaning of Section 414(q) of the Internal Revenue Code of 1986, as amended, the opportunity to agree to the deferral of a specified percentage of their cash compensation.  The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by each Participant.  Under the terms of the Plan, a Participant may elect from among the following methods of distribution: (i) a lump sum payment; and (ii) substantially equal annual or monthly installments over a period not to exceed ten years commencing in January of the year of the Participant’s choice.  The Obligations will be invested in the Fund managed by the Trustee and invested in an Investment Fund established by the Plan Administrator for the investment of Accounts.

If a Participant terminates employment, to the extent permitted by the American Jobs Creation Act of 2004 and the regulations to be issued thereunder (the “AJCA”), the Participant may elect to accelerate the payment of the distribution so that payment is made or commences at a time that is as soon as reasonably practicable following the termination of employment.  If a Participant terminates employment due to death, to the extent permitted under the AJCA, the Participant’s beneficiary or beneficiaries may elect to accelerate the time of payment of the deceased Participant’s Account to a time that is no later than 60 days after the death of the Participant.

Notwithstanding the terms of an election, if, upon the written application of a Participant, the Plan Administrator determines that such Participant has a financial emergency of such a substantial nature and beyond the individual’s control that payment of amounts previously deferred under the Plan is warranted, the Plan Administrator, in its sole discretion, may authorize the immediate distribution to the Participant of all or a portion of his or her Account.

A Participant’s right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Plan Sponsor or through operation of a mandatory or optional sinking fund or analogous provision.  However, the Primary Sponsor reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

The Obligations are not convertible into another security of the Plan Sponsor.  The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Plan Sponsor.  Each Participant or a beneficiary under the Plan is entitled to a claim review in the event such Participant or beneficiary is denied a claim for benefits under the Plan.  The claim procedure review consists of a right of review of the denial of a claim, a right to a hearing if requested by the Participant or the beneficiary, and the right to be represented by counsel for purposes of the hearing.

Whether or not the Registrant is a Participant’s employer, all compensation deferred under the Plan will continue for all purposes to be a part of the general assets of the Registrant and the Participant’s Account will at all times represent the general obligation of the Registrant.  Each Participant will be a general creditor of the Registrant with respect to all of the Registrant’s Obligations to the Participant under the Plan, and will not have a secured or preferred position with respect to his or her Account.  Nothing contained in the Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind or to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages.  Under the terms of the Plan, the right of a Participant in or to an Account, benefit or payment shall not be subject in any manner to attachment or other legal process for the debts of such Participant, and no such Account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, attachment, execution, garnishment, assignment or encumbrance.

The Plan is intended to comply with the requirements of the AJCA.  Notwithstanding any provision of the Plan to the contrary, the Primary Sponsor reserves the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve and maintain compliance with the AJCA.

Item 5.                                   Interest of Named Experts and Counsel.

Not applicable.

Item 6.                                   Indemnification of Directors and Officers.

Pursuant to Sections 14-2-850 through 14-2-857 of the Georgia Business Corporation Code, as amended (“GBCC”), directors, officers, employees and agents of the Registrant may, and in some cases must, be indemnified by the Registrant under certain circumstances against expenses and liabilities incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as directors, officers, employees or agents of the Registrant (including actions, suits or proceedings brought against them for violations of the federal securities laws).  Under the GBCC, unless limited by its Articles of Incorporation, a Georgia corporation shall indemnify its directors and officers against reasonable expenses incurred by them to the extent such directors have been successful, on the merits or otherwise, in the defense of any such action.  In addition, a Georgia corporation may indemnify its directors against expenses if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful.  Under the GBCC, a Georgia corporation may also indemnify its directors, officers, employees or agents to the extent, consistent with public policy, provided by its Articles of Incorporation, Bylaws, contract, or action by the board of directors or, in the case of indemnification of directors, action by its shareholders.

Article IX of the Articles of Incorporation of the Registrant and Article XII of its Bylaws set forth the extent to which the Registrant’s current and former directors, officers, employees and agents may be indemnified against liabilities which they may incur while serving in such capacities.  Pursuant to these provisions, the directors and officers of the Registrant will be indemnified against any losses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or served as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, and the Registrant will provide advances for expenses incurred in defending any such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such advances until or unless it is ultimately determined that he or she is not entitled to indemnification by the Registrant.

The Registrant maintains a directors and officers liability insurance policy insuring its directors and officers against certain liabilities under the Securities Act.

The Registrant also entered into indemnification agreements with each of its directors and executive officers, pursuant to which the Registrant agreed to indemnify each such individual for any losses suffered due to any investigations, claims, or proceedings brought against such individual because he or she served as a director or officer of the Registrant.

Item 7.                                   Exemption From Registration Claimed.

None.

Item 8.                                   Exhibits.

Exhibit Number	Description

4.1

Ruby Tuesday, Inc. 2005 Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 of Ruby Tuesday, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2005).

5.1	Opinion of Powell Goldstein LLP with respect to the securities being registered.

23.1	Consent of Powell Goldstein LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (see signature pages to this Registration Statement).

Item 9.                                   Undertakings.

The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase, decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(h) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 3(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Maryville, Tennessee, on the 18th day of January 2005.

RUBY TUESDAY, INC.

By:	/s/ Samuel E. Beall, III
Samuel E. Beall, III,
Chairman of the Board, President and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel E. Beall, III, and Scarlett May, and either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Samuel E. Beall, III
Samuel E. Beall, III	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	January 18, 2005

/s/ Marguerite N. Duffy
Marguerite N. Duffy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 18, 2005

/s/ John B. McKinnon
John B. McKinnon	Director	January 18, 2005

/s/ Dr. Donald Ratajczak
Dr. Donald Ratajczak	Director	January 18, 2005

/s/ Claire L. Arnold
Claire L. Arnold	Director	January 18, 2005

/s/ James A. Haslam, III
James A. Haslam, III	Director	January 18, 2005

/s/ Bernard Lanigan, Jr.
Bernard Lanigan, Jr.	Director	January 18, 2005

/s/ Stephen I. Sadove
Stephen I. Sadove	Director	January 18, 2005

EXHIBIT INDEX

Exhibit Number	Description

4.1

Ruby Tuesday, Inc. 2005 Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 of Ruby Tuesday, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2005).

5.1	Opinion of Powell Goldstein LLP with respect to the securities being registered.

23.1	Consent of Powell Goldstein LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (see signature pages to this Registration Statement).